                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

--------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 / / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                           THE TIMBERLAND COMPANY
                (Name of Registrant as Specified In Its Charter)

                           THE TIMBERLAND COMPANY
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

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

                             THE TIMBERLAND COMPANY
                                200 DOMAIN DRIVE
                         STRATHAM, NEW HAMPSHIRE 03885

                                                                  April 18, 1997

TO THE STOCKHOLDERS:

     The Board of Directors and Officers of The Timberland Company invite you to attend the 1997 Annual Meeting of Stockholders to be held on Friday, May 16, 1997, at 9:30 a.m. at the Company's headquarters located at 200 Domain Drive, Stratham, New Hampshire.

     A copy of the Proxy Statement and the proxy are enclosed.

     IF YOU CANNOT BE PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED ENVELOPE.

                                            Cordially,

                                            /s/ Sidney W. Swartz
                                            SIDNEY W. SWARTZ
                                            Chairman, President and Chief
                                            Executive Officer

                             THE TIMBERLAND COMPANY
                                200 DOMAIN DRIVE
                         STRATHAM, NEW HAMPSHIRE 03885
                 NOTICE OF 1997 ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 16, 1997

     The 1997 Annual Meeting of Stockholders (the "Annual Meeting") of The Timberland Company (the "Company") will be held on Friday, May 16, 1997, at 9:30 a.m. at the Company's headquarters located at 200 Domain Drive, Stratham, New Hampshire, for the following purposes:

          1. To fix the number of directors at seven for the coming year, subject to further action by the Board of Directors as provided in the Company's By-Laws, and to elect seven directors to hold office until their successors shall have been duly elected and qualified;

          2. To approve the Company's 1997 Incentive Plan, a copy of which is set forth in Appendix A to the Proxy Statement; and

          3. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

     Two of the directors will be elected by the holders of Class A Common Stock voting separately as a class. The remaining five directors will be elected by the holders of Class A Common Stock and the holders of Class B Common Stock voting together as a single class.

     The Board of Directors has fixed the close of business on Monday, March 31, 1997, as the record date for the determination of stockholders entitled to notice of and to vote and act at the Annual Meeting. Only stockholders of record at the close of business on that date are entitled to notice of and to vote and act at the Annual Meeting.

                                            By Order of the Board of Directors,

                                            /s/ John E. Beard
                                            JOHN E. BEARD
                                            Secretary

April 18, 1997

                             THE TIMBERLAND COMPANY
                                200 DOMAIN DRIVE
                         STRATHAM, NEW HAMPSHIRE 03885

                                PROXY STATEMENT
                                 APRIL 18, 1997

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited by the Board of Directors of The Timberland Company, a Delaware corporation ("Timberland" or the "Company"), for use in connection with the 1997 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on May 16, 1997, and any adjourned sessions thereof. The complete mailing address of the executive offices of the Company is 200 Domain Drive, Stratham, New Hampshire 03885, and the Company's telephone number is (603) 772-9500. The matters to be acted upon at the Annual Meeting are stated in the accompanying Notice of Annual Meeting.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only stockholders of record as of the close of business on March 31, 1997 are entitled to vote at the Annual Meeting and any adjournments thereof. As of March 31, 1997, 8,461,272 shares of the Company's Class A Common Stock, $.01 par value ("Class A Common Stock"), and 2,733,832 shares of the Company's Class B Common Stock, $.01 par value ("Class B Common Stock"), were outstanding.

     All costs of solicitation of proxies will be borne by the Company. In addition to solicitation of proxies by mail or telegram, proxies may be solicited personally or by telephone by directors, officers and employees of the Company, none of whom will be specially compensated for such solicitation. The expected date of the first mailing of this Proxy Statement and the enclosed proxy is April 18, 1997.

     If the enclosed proxy is properly signed and returned and not revoked, the shares represented thereby will be voted at the Annual Meeting. If the stockholder specifies in the proxy how the shares are to be voted, they will be voted accordingly. If the stockholder does not specify how the shares are to be voted, then they will be voted to fix the number of directors at seven and to elect the seven nominees named in this Proxy Statement, and to approve the Company's 1997 Incentive Plan, a copy of which is set forth in Appendix A to this Proxy Statement (the "1997 Incentive Plan"). Should any person named as a nominee for director be unable to serve as a director, the persons appointed as proxy for the Annual Meeting may, in their discretion, vote for such other person as director, or may vote to fix the number of directors at such number less than seven, as the Board of Directors may recommend. The Company has no reason to believe that any of the nominees will be unavailable for election. Any stockholder has the right to revoke such stockholder's proxy at any time before it is voted by attending the Annual Meeting and voting in person, by filing with the Secretary of the Company an instrument in writing revoking the proxy or by delivering to the Secretary a newly executed proxy bearing a later date.

     The Board of Directors knows of no other matters to be presented at the Annual Meeting. If any additional matters should properly come before the Annual Meeting, it is the intention of the persons appointed as proxy to vote on such matters in accordance with their judgment.

QUORUM, REQUIRED VOTES AND METHOD OF TABULATION

     Consistent with Delaware law and under the Company's By-Laws, a majority of the voting power of shares entitled to be cast on a particular matter, whether present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as election inspectors for the Annual Meeting.

     Each share of Class A Common Stock entitles the holder of record thereof to one vote, and each share of Class B Common Stock entitles the holder of record thereof to ten votes. The holders of Class A Common Stock will vote separately as a class with respect to the election of two nominees, John F. Brennan and Abraham Zaleznik. The holders of Class A Common Stock and the holders of Class B Common Stock will vote together as a single class with respect to the election of Sidney W. Swartz, Jeffrey B. Swartz, Robert M. Agate, Ian W. Diery and John
A. Fitzsimmons. The holders of Class A Common Stock and the holders of Class B Common Stock will vote together as a single class with respect to the approval of the Company's 1997 Incentive Plan and on any other matters to be voted on at the Annual Meeting.

     The seven nominees for election as directors who receive the greatest number of votes properly cast for the election of directors at the Annual Meeting shall be elected. Approval of the 1997 Incentive Plan requires the affirmative vote of a majority of the voting power of shares present or represented and entitled to be cast on such matters at the Annual Meeting. Shares represented by proxies that withhold authority to vote for a nominee for director or indicate an abstention or a "broker non-vote" (i.e., shares represented at the Annual Meeting held by brokers or shareholder nominees as to which (i) instructions have not been received from the beneficial owners thereof or persons entitled to vote such shares and (ii) the broker or nominee does not have the discretionary voting power on a particular matter with respect to such shares) will count as shares present and entitled to be cast for purposes of determining the presence of a quorum. Shares represented by proxies that indicate a "broker non-vote," however, will not constitute shares present and entitled to be cast at the Annual Meeting on the approval of the 1997 Incentive Plan and, thus, will have no effect on the outcome of such vote.

INDEPENDENT ACCOUNTANTS

     Deloitte & Touche LLP has been selected as the Company's independent accountants to audit the consolidated financial statements of the Company for the year ended December 31, 1997, and to report the results of their audit to the Audit Committee of the Board of Directors. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting. Such representative will have the opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

                         ITEM 1.  ELECTION OF DIRECTORS

     The directors are elected at each Annual Meeting of Stockholders to serve for the ensuing year and until their respective successors have been duly elected and qualified. The By-Laws of the Company specify that the number of directors of the Company may be determined by the Board of Directors or by the stockholders. Proxies, unless marked to the contrary, will be voted at the Annual Meeting to fix the number of directors at seven and to elect the seven nominees named in this Proxy Statement. The number of directors fixed at the Annual Meeting is subject to later increase by action of the stockholders or by a majority of the directors. Any vacancy arising on the Board of Directors may be filled by the stockholders or by a majority of the members of the Board of Directors.

     The current Board of Directors consists of seven members, all of whom were elected directors at the 1996 Annual Meeting of Stockholders held on May 16, 1996. Mr. Brennan and Dr. Zaleznik were elected by the holders of Class A Common Stock voting separately as a class, and Messrs. Sidney Swartz, Jeffrey Swartz,

Agate, Diery and Fitzsimmons were elected by the holders of Class A Common Stock and the holders of Class B Common Stock voting together as a single class.

INFORMATION WITH RESPECT TO NOMINEES

     The names, ages, principal occupations for at least the last five years and certain other information with respect to the nominees for election are as follows:

          NAME AND YEAR                                 BUSINESS EXPERIENCE AND
     FIRST ELECTED DIRECTOR        AGE          DIRECTORSHIPS OF OTHER PUBLIC COMPANIES
---------------------------------  ---   ------------------------------------------------------
Sidney W. Swartz (1978)..........  61    Since June 1986, Mr. Swartz has served the Company as
                                         Chairman of the Board, Chief Executive Officer and
                                         President.
Jeffrey B. Swartz (1990).........  37    Since March 1990, Mr. Swartz has served the Company as
                                         Executive Vice President and, since May 1991, as Chief
                                         Operating Officer. Mr. Swartz is also a director of
                                         Central Tractor Farm & Country, Inc. Mr. Swartz is the
                                         son of Sidney Swartz.
Robert M. Agate (1992)...........  61    From January 1992 to July 1996, Mr. Agate served as
                                         Senior Executive Vice President and Chief Financial
                                         Officer of Colgate-Palmolive Company. Mr. Agate
                                         retired in July 1996.
John F. Brennan (1987)...........  64    Since August 1991, Mr. Brennan has served as Dean of
                                         the School of Management of Suffolk University. Mr.
                                         Brennan is also a director of Aerovox Incorporated and
                                         Data Storage Corporation.
Ian W. Diery (1996)..............  47    Since August 1996, Mr. Diery has been a self-employed
                                         consultant. From November 1995 to August 1996, Mr.
                                         Diery served as President and Chief Executive Officer
                                         and as a Director of AST Research, Inc. Prior to
                                         joining AST Research, Inc., Mr. Diery served at Apple
                                         Computer in a variety of positions, including:
                                         Executive Vice President and General Manager for the
                                         Personal Computer Division from July 1993 to April
                                         1995; Executive Vice President, Worldwide Sales and
                                         Marketing from July 1992 to July 1993; and Senior Vice
                                         President and President of Apple Pacific Division from
                                         October 1989 to July 1992.
John A. Fitzsimmons (1996).......  54    Since January 1987, Mr. Fitzsimmons has served as
                                         Senior Vice President -- Consumer Electronics of
                                         Circuit City Stores, Inc.
Abraham Zaleznik (1987)..........  73    Since 1990, Dr. Zaleznik has served as Professor
                                         Emeritus of Harvard University and as a self-employed
                                         consultant. Dr. Zaleznik is also a director of the
                                         following companies: Ogden Corporation, American
                                         Greetings, Inc. and Grossman's, Inc.

COMMITTEES OF THE BOARD OF DIRECTORS

     Dr. Zaleznik and Mr. Diery are the members of the Compensation Committee of the Board of Directors (the "Compensation Committee"). The Compensation Committee's responsibilities include: determining and presenting to the Board of Directors for its ratification the compensation of the Chief Executive Officer and the Chief Operating Officer; determining the compensation of the executive officers who report directly to the Chief Operating Officer; and reviewing the compensation determined by management for all other executive officers of the Company. The Compensation Committee also administers the Company's stock benefit plans, except for the Company's 1991 Stock Option Plan for Non-Employee Directors.

     Messrs. Agate, Brennan and Fitzsimmons are the members of the Company's Audit Committee, whose functions include: recommending to the Board of Directors the appointment of the Company's independent accountants; reviewing the independence of the accountants; meeting with the accountants to review the Company's financial statements; and reviewing the Company's accounting procedures and internal controls.

     The Company does not have a nominating or similar committee.

     During 1996, the Board of Directors held six meetings, and the Compensation Committee and the Audit Committee each held two meetings. Each nominee attended more than 75% of the meetings of the Board of Directors and all of the meetings of committees on which he served.

DIRECTORS' COMPENSATION

     The Company compensates each director who is not an officer of the Company in cash as follows: (i) an annual retainer of $25,000; (ii) a fee of $1,000 for each meeting of the Board of Directors attended; and (iii) a fee of $500 for each meeting of a committee of the Board of Directors attended. On September 6, 1996, the annual retainer was increased from $10,000 and an additional annual retainer of $2,500 was instituted for any non-officer director who serves as a committee chairman.

     The Timberland Company 1991 Stock Option Plan for Non-Employee Directors provides for an initial option grant to each newly elected, eligible director to purchase up to 5,000 shares of Class A Common Stock, at a price equal to the fair market value on the date of initial election as director. Accordingly, on May 16, 1996, Messrs. Diery and Fitzsimmons were each granted options to purchase up to 5,000 shares of Class A Common Stock, at a price equal to the fair market value of such shares on that date. Thereafter, for each additional full year of service, option grants to purchase up to 1,250 shares of Class A Common Stock are made on the anniversary of the initial grant to each eligible director, at a price equal to the fair market value on the date of grant. Accordingly, on May 22, 1996, Mr. Brennan and Dr. Zaleznik, and on November 13, 1996, Mr. Agate, were each granted options to purchase up to 1,250 shares of Class A Common Stock, at a price equal to the fair market value of such shares on the respective grant dates. For so long as the holder remains a director of the Company, options granted under the 1991 Stock Option Plan for Non-Employee Directors are exercisable at a rate of 25% of the total underlying shares on each of the first four anniversaries of the date of grant and expire ten years from the date of grant.

     Information as to ownership of Company securities by nominees for director is included under the heading, "Security Ownership of Certain Beneficial Owners and Management."

                    ITEM 2.  APPROVAL OF 1997 INCENTIVE PLAN

     On February 27, 1997, the Compensation Committee adopted the 1997 Incentive Plan, subject to stockholder approval. A copy of the 1997 Incentive Plan is set forth in Appendix A to this Proxy Statement. The 1997 Incentive Plan has been established to advance the interests of the Company by enabling the Company to provide equity-based or cash incentives to selected employees, directors and other persons who provide services to the Company and its Affiliates (as defined in the 1997 Incentive Plan). The Compensation Committee also approved an interim stock option plan under which stock options to purchase an aggregate of 134,750 shares of Class A Common Stock were granted to 33 non-executive employees of the Company.

GENERAL DESCRIPTION OF THE 1997 INCENTIVE PLAN

     One million shares of Class A Common Stock (subject to adjustment for stock splits and similar events) have been reserved for issuance under the 1997 Incentive Plan. The 1997 Incentive Plan is intended to replace the Company's 1987 Stock Option Plan, as amended (the "1987 Stock Option Plan"), under which 2,100,000 shares of Class A Common Stock had been authorized for issuance. On February 4, 1997, the Company's ability to grant stock options under the 1987 Stock Option Plan expired, leaving approximately 1,052,400 authorized shares unissued thereunder.

     In addition to stock options, any of the following incentives may be awarded to participants under the 1997 Incentive Plan: stock appreciation rights ("SARs"), restricted stock, unrestricted stock, awards entitling the recipient to delivery in the future of Class A Common Stock or other securities, securities which are convertible into or exchangeable for shares of Class A Common Stock and cash bonuses. Any of these awards may be conditioned in whole or in part on the satisfaction of specified performance criteria. No awards will be granted under the 1997 Incentive Plan until it is approved by stockholders. The 1997 Incentive Plan is intended to qualify for exemption under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act").

     The 1997 Incentive Plan will be administered by the Compensation Committee. Subject to the terms of the 1997 Incentive Plan, the Compensation Committee has the authority to interpret the plan, to select participants, to determine the number of shares covered by each award, to determine the exercise price (if any) and other terms of the award, to modify or waive the conditions of any award, to prescribe rules, procedures and forms, and generally to do all things necessary to carry out the purposes of the 1997 Incentive Plan. Participants in the 1997 Incentive Plan are such employees, directors and other individuals or entities providing services to the Company or its Affiliates as may be selected from time to time by the Compensation Committee. The Company estimates that, as of the date of this Proxy Statement, at least 150 employees are eligible to receive awards under the 1997 Incentive Plan.

     The Compensation Committee has delegated to senior management the authority to select participants and to determine the number of shares covered by individual grants of stock options to employees other than the Chief Executive Officer, Chief Operating Officer and all Senior Vice Presidents. The Compensation Committee has retained the authority to determine the aggregate number of shares covered by such stock options and to approve the stock options granted to Senior Vice Presidents and to newly hired employees recommended by senior management, and to approve, subject to ratification by the Board of Directors, stock option grants to the Chief Executive Officer or Chief Operating Officer. The Compensation Committee may also delegate ministerial tasks to such persons (including employees) as it deems appropriate.

     The Compensation Committee may amend the 1997 Incentive Plan or any outstanding award for any purpose permitted by law, or may terminate the 1997 Incentive Plan as to any further grants of awards, provided that (except to the extent expressly required or permitted by the 1997 Incentive Plan) no such amendment will, without the approval of the stockholders of the Company, effectuate a change for which stockholder approval is required in order for the 1997 Incentive Plan to continue to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and for awards to be eligible for the performance-based exception under Section 162(m) of the Internal Revenue Code.

     The maximum number of shares of Class A Common Stock for which stock options may be granted to any participant over the life of the 1997 Incentive Plan is 1,000,000. The maximum number of shares of Class A Common Stock for which SARs may be granted to any participant over the life of the 1997 Incentive Plan is 1,000,000. For these purposes, the repricing of a stock option or SAR will be treated as a new grant to the extent required under Section 162(m) of the Internal Revenue Code. The aggregate number of shares of

Class A Common Stock which may be delivered to any person over the life of the 1997 Incentive Plan under awards other than stock options or SARs is also 1,000,000.

     No award of "incentive stock options" ("ISOs") may be granted under the 1997 Incentive Plan after February 26, 2007. ISOs may only be awarded to those individuals whose employment status would qualify them for the tax treatment described in Sections 421 and 422 of the Internal Revenue Code.

     Awards under the 1997 Incentive Plan are not transferable except as the Compensation Committee otherwise expressly provides. The Compensation Committee may impose vesting or exercisability provisions in connection with any award, including provisions for the exercise or retention of an award following termination of service. Except as so provided, an award requiring exercise will cease to be exercisable and all other awards to the extent not vested will be forfeited upon termination of the participant's employment or other service relationship with the Company. The Compensation Committee has granted, under the 1987 Stock Option Plan, stock options which were exercisable for a period of three months following termination of employment. The exercise or purchase price of an award is to be paid in cash unless the Compensation Committee provides for payment in another form. The Compensation Committee may provide for the payment of dividend equivalents with respect to any shares of Class A Common Stock subject to an award, and may provide that upon exercise of an award the participant will receive a new award of like kind covering a number of shares equal to the number for which the first award was exercised. The Compensation Committee may, but need not, also provide for the holding back of shares under an award (or for the tendering of previously owned shares by a participant) to satisfy tax withholding requirements in connection with an award.

     Performance awards under the 1997 Incentive Plan are awards where the right to exercisability, vesting or full enjoyment of the award is conditioned in whole or in part on the satisfaction of specified performance criteria. Performance awards may include those intended to qualify for exemption under
Section 162(m) of the Internal Revenue Code and those not intended to qualify. No more than $1,000,000 may be paid to any individual with respect to any cash performance award. In this connection, awards determined by reference to performance periods of one year or less will be aggregated (and subject in the aggregate to a $1,000,000 limit) and awards determined by reference to longer periods ending in a particular fiscal year will be aggregated and subject to a separate $1,000,000 limit. With respect to any performance award other than stock options, SARs or cash performance awards, the maximum award opportunity is limited to 250,000 shares of Class A Common Stock (or their equivalent value).

     In the case of performance awards intended to be exempt under Section 162(m) of the Internal Revenue Code, the specific performance goals must be pre-established by the Compensation Committee in accordance with rules prescribed under Section 162(m) and must be based on one or more of the following performance criteria (determined on a consolidated, divisional, subsidiary, line of business or geographical basis or in combinations thereof):
(i) sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; gross margin; inventory level or turns; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; or other objective operating contributions; or (ii) acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs; split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) and refinancings; or other transactions that involve a change in the equity ownership of the Company. Payment under an award intended to be exempt under Section 162(m) of the Internal Revenue Code must be conditioned on Compensation Committee certification that the performance goals so specified have been achieved.

     In the event of (i) a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of a majority of the Company's then outstanding voting common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all of the Company's assets or (iii) a dissolution or liquidation of the Company (any of the foregoing, a "covered transaction"), the vesting or exercisability of all outstanding awards will be accelerated immediately prior to the consummation of such covered transaction, unless, in the case of any award, the Compensation Committee provides for one or more substitute or replacement awards from, or the assumption of the existing award by, the acquiring entity (if any) or its affiliates. As of the effective time of such covered transaction, all outstanding awards requiring exercise will cease to be exercisable and all other awards, to the extent not fully vested, will be forfeited.

FEDERAL TAX EFFECTS

     The following discussion summarizes certain Federal income tax consequences of the grant and exercise of stock options under the 1997 Incentive Plan, based on the Federal income tax laws in effect on the date of this Proxy Statement. The summary does not purport to be a complete description of Federal tax consequences that may be associated with the 1997 Incentive Plan, nor does it cover state, local or non-United States taxes.

     Incentive Stock Options. In general, an optionee realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the optionee. With certain exceptions, if a disposition of shares purchased under an ISO occurs within two years from the date of grant or within one year after exercise, the so-called "disqualifying" disposition results in ordinary income to the optionee (and a deduction to the Company) equal to the excess of the fair market value of the shares at the time of exercise over the exercise price. Any additional gain recognized on the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the optionee does not dispose of the shares until after the expiration of these one- and two- year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss to the optionee for which the Company is not entitled to a deduction.

     Non-statutory Options. In general, an optionee realizes no taxable income upon the grant of a non-statutory option, but realizes ordinary income in connection with the exercise of the option in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price. A corresponding deduction is available to the Company. Upon a subsequent sale or exchange of the shares, gain or loss after the date of exercise is treated as a capital gain or loss for which the Company is not entitled to a deduction.

     ISOs are treated as non-statutory stock options to the extent they first become exercisable by an individual in any calendar year for shares having an aggregate fair market value (determined as of the date of grant) in excess of $100,000.

     Under the so-called "golden parachute" provisions of the Internal Revenue Code, options that are granted or that vest in connection with a change in control of the Company may be required to be valued and taken into account in determining whether the participant has received payments in the nature of compensation that are contingent on the change in control ("Parachute Payments") equal to or greater than three times the participant's average compensation for the five years ended prior to the year in which the change in control occurs. If this limit is exceeded, the excess of the participant's Parachute Payments over one times the five-year average base amount may be subject to an additional 20% Federal tax and may be nondeductible to the Company.

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to any of the Company's chief executive officer and four other highest paid executive officers. However, compensation in the form of options is not subject to the deduction limit if certain requirements are satisfied, including, among other things, stockholder approval of the material terms of the plan pursuant to which such options are granted. Stock options awarded under the 1997 Incentive Plan are intended to qualify for this performance-based compensation exception.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF ITEM 2. AN AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST AT THE MEETING IS REQUIRED FOR APPROVAL.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth information with respect to compensation awarded to, earned by or paid to the Chief Executive Officer and the four other most highly compensated executive officers of the Company who served as such at December 31, 1996 (hereinafter all the foregoing persons are together referred to as the "Named Executive Officers"), for the fiscal years ended December 31, 1996, 1995 and 1994.

                                           ANNUAL COMPENSATION                LONG TERM COMPENSATION
                                -----------------------------------------   --------------------------
                                                                 (e)
                                                                OTHER            (g)                         (i)
                                                                ANNUAL       SECURITIES        (h)        ALL OTHER
             (a)                (b)      (c)         (d)       COMPEN-       UNDERLYING        LTIP        COMPEN-
 NAME AND PRINCIPAL POSITION    YEAR  SALARY($)    BONUS($)  SATION(1)($)   OPTIONS(2)(#)   PAYOUTS($)   SATION(3)($)
------------------------------  ----  ---------    --------  ------------   -------------   ----------   ------------
Sidney W. Swartz(4)...........  1996   464,362     483,718       --             --            --             3,698
  Chairman, President           1995   450,502       --          --             --            --             3,540
  and Chief Executive Officer   1994   450,504       --          --             --            --             3,540
                                ----   -------     -------      -------         ------                       -----
Jeffrey B. Swartz.............  1996   300,466     318,817       --              5,000        --             3,579
  Executive Vice President      1995   291,486       --          --             42,526        --             3,540
  and Chief Operating Officer   1994   291,489       --          --             70,000        --             3,540
                                ----   -------     -------      -------         ------                       -----
Keith D. Monda................  1996   268,000     232,638       --              2,500        --             3,555
  Senior Vice President-Finance 1995   260,192       --          28,341         42,692        --             3,540
  and Administration and        1994   250,000       --         257,980         60,000        --               540
  Chief Financial Officer
                                ----   -------     -------      -------         ------                       -----
Gregory W. VanWormer..........  1996   252,292     171,957       --             15,000        --             3,547
  Senior Vice President and     1995   226,727       --          --             31,484        --             3,540
  General Manager-              1994   144,923(5)    --          --             42,000        --               528
  Apparel/Retail/Marketing
                                ----   -------     -------      -------         ------                       -----
Jane E. Owens.................  1996   167,692     102,381       --              5,000        --             3,388
  Vice President and            1995   160,096       --          --             22,829        --             3,384
  General Counsel               1994   155,000       --          --             15,500        --             3,372
                                ----   -------     -------      -------         ------                       -----

---------------

(1) The amounts indicated for Mr. Monda reflect an auto allowance of $7,200 and relocation expenses of $21,141 paid during 1995, and an auto allowance of $7,200 and relocation expenses of $250,780 paid during 1994.

(2) The 1995 amounts include replacement options granted on December 19, 1995 in exchange for a larger number of options granted previously, as follows: Mr. Jeffrey Swartz, 42,526 shares; Mr. Monda, 37,192 shares; Mr. VanWormer, 29,134; and Ms. Owens, 19,609 shares.

(3) The Company paid group term life insurance premiums and made contributions to the Company's 401(k) Plan, as follows:

                                             GROUP TERM LIFE INSURANCE
                                                      PREMIUMS                 CONTRIBUTIONS TO 401(k) PLAN
                                             --------------------------       ------------------------------
           NAME                              1996       1995       1994        1996        1995        1994
           ----                              ----       ----       ----       ------      ------      ------
    Sidney W. Swartz.......................  $698       $540       $540       $3,000      $3,000      $3,000
    Jeffrey B. Swartz......................   579        540        540        3,000       3,000       3,000
    Keith D. Monda.........................   555        540        540        3,000       3,000        --
    Gregory W. VanWormer...................   547        540        528        3,000       3,000        --
    Jane E. Owens..........................   388        384        372        3,000       3,000       3,000

(4) Reference is made to the information contained under the caption "Certain Relationships and Related Transactions" in this Proxy Statement for certain benefits payable upon the death of Sidney Swartz.

(5) Mr. VanWormer joined the Company on May 13, 1994.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information regarding grants of stock options to the Named Executive Officers during the fiscal year ended December 31, 1996.


                                                                                               POTENTIAL
                                                                                              REALIZABLE
                                                                                           VALUE AT ASSUMED
                                                                                            ANNUAL RATES OF
                                                                                              STOCK PRICE
                                                                                           APPRECIATION FOR
                                   INDIVIDUAL GRANTS                                         OPTION TERM(1)
------------------------------------------------------------------------------------------------------------
              (a)                    (b)             (c)            (d)          (e)          (f)       (g)
                                  NUMBER OF      PERCENT OF
                                  SECURITIES    TOTAL OPTIONS
                                  UNDERLYING     GRANTED TO       EXERCISE
                                   OPTIONS      EMPLOYEES IN      OR BASE
                                   GRANTED       FISCAL YEAR       PRICE      EXPIRATION
      NAME                           (#)             (%)            ($)          DATE        5%($)    10%($)
      ----                        ---------    ---------------    --------    ----------    -------   -------
Sidney W. Swartz.................    --            --               --           --           --        --
Jeffrey B. Swartz................    5,000           2.76           17.38        9/6/06      54,635   138,456
Keith D. Monda...................    2,500           1.38           17.38        9/6/06      27,318    69,228
Gregory W. VanWormer.............   10,000           5.52           21.00        3/8/06     132,068   334,686
                                     5,000           2.76           17.50       7/29/06      55,028   139,452
Jane E. Owens....................    5,000           2.76           21.00        3/8/06      66,034   167,343

---------------

(1) Based on the exercise price on the date of grant and annual appreciation of such price through the expiration date of such options at the stated annualized rate. The dollar amounts in these columns are not intended to forecast possible future appreciation (if any) of the price of Class A Common Stock.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information for each of the Named Executive Officers as to the total number of exercised and unexercised stock options held at December 31, 1996 and the value of unexercised "in-the-money" stock options held at December 31, 1996.

                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                              SHARES                             OPTIONS AT               "IN-THE-MONEY" OPTIONS
                            ACQUIRED ON      VALUE            FISCAL YEAR-END             AT FISCAL YEAR-END(1)
     NAME                   EXERCISE(#)   REALIZED($)   EXERCISABLE/UNEXERCISABLE(#)   EXERCISABLE/UNEXERCISABLE($)
     ----                   -----------   -----------   ----------------------------   ----------------------------
      (a)                       (b)           (c)                   (d)                            (e)
Sidney W. Swartz..........    --            --                   --                              --
Jeffrey B. Swartz.........    --            --                  75,467/42,059                1,789,423/742,908
Keith D. Monda............    --            --                  18,639/36,053                  319,620/632,178
Gregory W. VanWormer......    --            --                   6,811/37,323                  119,193/663,153
Jane E. Owens.............    --            --                  14,672/14,602                  311,841/251,941

---------------

(1) Stock options are "in-the-money" at fiscal year-end if the fair market value of the underlying securities on such date exceeds the exercise price of the stock option. The amounts shown in column (e) represent the difference between the closing price of the Company's Class A Common Stock on December 31, 1996 ($38.00) and the exercise price of those options which are "in-the-money," multiplied by the applicable number of underlying securities.

                               PERFORMANCE GRAPH

     Set forth below is a graph showing the five-year cumulative total return of Class A Common Stock as compared with Standard & Poor's 500 Stock Index and the weighted average of the Standard & Poor's Shoe Index and the Standard & Poor's Textile and Apparel Manufacturers Index, weighted in proportion to the percent of the Company's revenues from product sales (excluding royalties on products sold by licensees) derived from sales of footwear and from apparel and accessories, respectively, for each year.

                                   [GRAPH]

                                                                             Weighted Average
        Measurement Period                                                   of 2 S&P Industry
      (Fiscal Year Covered)             Timberland         S&P 500 Index          Groups
1991                                      100.00              100.00              100.00
1992                                      213.70              107.62              107.67
1993                                      584.93              118.46               76.64
1994                                      239.73              120.03               98.28
1995                                      217.81              165.13              126.76
1996                                      416.44              203.05              204.23

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Since May 16, 1996, the Compensation Committee has consisted of Abraham Zaleznik, Chairman, and Ian W. Diery. Earlier in 1996, the Compensation Committee consisted of Dr. Zaleznik, Chairman, as well as Robert M. Agate and John F. Brennan. At all times, members of the Compensation Committee have been independent directors. The Compensation Committee's responsibilities include: determining and presenting to the Board of Directors for its ratification the compensation of the Chief Executive Officer and the Chief Operating Officer; determining the compensation of the executive officers who report directly to the Chief Operating Officer; and reviewing the compensation determined by management for all other executive officers of the Company. The Compensation Committee also administers the Company's stock benefit plans, including the 1987 Stock Option Plan. In that administrative capacity, the Compensation Committee granted all stock options which were awarded by the Company in 1996 to its employees.

     In performing its compensation-related responsibilities described above, the Compensation Committee attempts to set annual salary levels for the Company's executive officers at the competitive mid-point of the salaries set for a representative group of comparable executives of similar companies and to set annual bonuses and long-term incentives at levels that, when combined with annual salaries and assuming that performance goals are achieved, will approximate the seventy-fifth percentile of average total compensation set for such group. Annual salaries, as well as target bonuses and incentives, for the Company's executive officers are established based on survey data provided to the Company by independent compensation consulting and executive recruiting firms engaged by the Company.

     Annual bonuses are payable in two forms: cash bonuses, payable under the Company's Short-Term Incentive Plan for Managerial Employees (the "STIP"), and stock options, granted at the discretion of the Compensation Committee. Pursuant to the STIP, the Compensation Committee annually reviews management's financial performance goals for the Company, job performance goals for STIP participants and target bonus awards for such participants, expressed as a percentage of such participants' salaries. Annual STIP bonuses are awarded according to a formula based upon the achievement, in whole or in part, of these Company and individual performance goals. STIP participants who have job responsibilities within the Company's business units (as opposed to its corporate functions) are also evaluated on the performance of their respective business units. The annual STIP bonuses for higher-level executives are more heavily influenced by Company performance than are those for lower-level executives. The annual bonuses for the Chief Executive Officer and the Chief Operating Officer depend entirely on Company performance. The amount of annual bonus awards under the STIP may exceed 100% of the target bonus awards established for the relevant performance period when actual Company performance exceeds targeted goals.

     In 1996, the Compensation Committee approved, effective as of April 1, 1996, increases in annual salary levels for the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer of four percent (4.0%), the same percentage increase as that approved for all employees who met their individual performance goals. The Compensation Committee also approved an increase in annual salary level for the Company's Senior Vice President and General Manager-Retail/Apparel/Marketing of 14.7%, based on his achievement of individual performance goals and the Compensation Committee's review of market estimates for comparable positions at similar companies. For 1996, the Compensation Committee approved STIP target bonus awards for corporate executive officers (including, among others, the Chief Executive Officer and the Chief Operating Officer) that were based on the Company's achievement of earnings per share, gross margin and cash flow targets. In addition to these targets, a portion of the target bonus awards for executive officers with responsibilities for managing specific business units was also based on such business units' achievement of operating contribution, gross margin and cash flow targets. Because the Company's earnings per share, gross margin and cash flow for 1996 exceeded the Company performance goals under the STIP, the bonus awards to the Chief Executive Officer and the Chief Operating Officer exceeded their base salary for 1996.

     The Company makes stock option grants to certain employees at the time of hire and at the time of promotion, based on the employees' respective levels of responsibility. In addition, the Company periodically makes stock option grants to certain employees, based on their individual performance and potential. The Compensation Committee believes that stock options are an appropriate means to compensate the Company's officers and employees in a manner which encourages them to identify with the long-term interests of the Company's stockholders. Stock options are granted on the basis of competitive levels of stock options granted to comparable employees of similar companies, except that the Company's Chief Executive Officer has never been granted a stock option because he has a sizable equity position in the Company. Stock options become exercisable at such times as the Compensation Committee prescribes. All stock options granted in 1996 were granted at fair market value as of the date of grant and vest in equal installments on each of the first four anniversaries of the date of grant and expire ten years from the date of grant.

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to any of the Company's Chief Executive Officer and four other highest paid executive officers. However, compensation in the form of options is not subject to the deduction limit if certain requirements are satisfied, including, among other things, stockholder approval of the material terms of the plan pursuant to which such options are granted. All such option compensation in 1996 was fully deductible under Section 162(m).

                                            COMPENSATION COMMITTEE
                                                 Abraham Zaleznik, Chairman
                                                 Ian W. Diery

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of the close of business on March 31, 1997, regarding shares of Class A Common Stock and Class B Common Stock beneficially owned by (i) persons known to the Company to be beneficial owners of 5% or more of the outstanding shares of either Class A Common Stock or Class B Common Stock, (ii) each director, nominee for director and Named Executive Officer and (iii) all directors and executive officers as a group:

                                                               SHARES OWNED BENEFICIALLY
                                                   --------------------------------------------------
                                                           CLASS A                     CLASS B
                                                   ------------------------     ---------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(1)            NUMBER(2)     PERCENT(3)      NUMBER       PERCENT
---------------------------------------            ---------     ----------     ---------     -------
FMR Corp.(4).....................................  1,084,100        12.8           --           --
State Street Research & Management Company(5)....    573,200         6.8           --           --
Judith H. Swartz and John E. Beard, as Trustees
  of The Sidney W. Swartz 1982 Family Trust......  3,442,654        40.7           --           --
Sidney W. Swartz.................................     31,407         (6)        2,690,663(7)    98.4
Jeffrey B. Swartz................................     87,487         1.0           27,273        1.0
Robert M. Agate..................................      9,563         (6)           --           --
John F. Brennan..................................     20,123         (6)           --           --
Ian W. Diery.....................................      1,250         (6)           --           --
John A. Fitzsimmons..............................      1,250         (6)           --           --
Abraham Zaleznik.................................     23,123(8)      (6)           --           --
Keith D. Monda...................................     28,720         (6)           --           --
Gregory W. VanWormer.............................     13,699         (6)           --           --
Jane E. Owens....................................     19,328         (6)           --           --
All executive officers and directors as a group
  (11 persons)...................................    241,008         2.8        2,717,936       99.4

---------------

(1) Address, unless otherwise noted: c/o The Timberland Company, 200 Domain Drive, Stratham, NH 03885.

(2) Amounts include shares issuable upon the exercise of stock options which are either currently exercisable or will become exercisable within 60 days of March 31, 1997, as follows: Mr. Jeffrey Swartz, 79,423; Mr. Agate, 6,873; Mr. Brennan, 18,123; Mr. Diery, 1,250; Mr. Fitzsimmons, 1,250; Dr. Zaleznik, 23,123; Mr. Monda, 20,034; Mr. VanWormer, 12,545; Ms. Owens, 19,224; and all
    current executive officers and directors as a group, 186,478.

(3) Percentages are calculated on the basis of the amount of outstanding shares of common stock of such class plus, for each person or group, any securities that such person or group has the right to acquire within 60 days of March 31, 1997, pursuant to options, warrants, conversion privileges or other rights.

(4) Address: 82 Devonshire Street, Boston, MA 02109. Beneficial ownership based on the Schedule 13G dated March 7, 1997 filed by FMR Corp. Edward C. Johnson 3d, Chairman of FMR Corp., together with various trusts for the benefit of Johnson family members, may be deemed to form a controlling group with respect to FMR Corp. Amount includes 1,063,400 shares (12.6%) beneficially owned by Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp. Amounts owned by FMR Corp. and Fidelity include 426,300 shares (5.0%) beneficially owned by Fidelity VIP Growth Portfolio.

(5) Address: One Financial Center, 30th Floor, Boston, MA 02111-2640. Beneficial ownership based on the Schedule 13G dated February 13, 1997 filed by State Street Research & Management Company, which disclaims any beneficial interest in such shares.

(6) Does not exceed 1% of the class.

(7) Amount includes 9,500 shares of the Class B Common Stock held by The Swartz Family Charitable Trust, as to which Mr. Sidney Swartz, a trustee, disclaims beneficial ownership.

(8) Amount includes 11,200 shares issuable upon the exercise of stock options which are currently exercisable that Dr. Zaleznik assigned to his children and grandchildren. Dr. Zaleznik disclaims beneficial ownership of these shares.

     Sidney W. Swartz, his sons, daughter and grandchildren, and The Swartz Family Charitable Trust (the "Charitable Trust"), of which Sidney Swartz and his wife are the trustees, beneficially own all of the Company's outstanding Class B Common Stock. Additionally, The Sidney W. Swartz 1982 Family Trust (the "Family Trust"), a trust for the benefit of his family, owns 3,442,654 shares of Class A Common Stock. As of March 31, 1997, Sidney Swartz, the Charitable Trust and the Family Trust held, in the aggregate, approximately 86% of the combined voting power of the Company's capital stock, and the Family Trust holds approximately 41% of the Class A Common Stock, enabling Sidney Swartz to control the Company's affairs and enabling the Family Trust to influence the election of the two directors entitled to be elected by the holders of Class A Common Stock voting separately as a class. Jeffrey Swartz, Executive Vice President and Chief Operating Officer of the Company, is the son of Sidney Swartz and is one of the beneficiaries of the Family Trust. Sidney Swartz, by virtue of his ownership of shares of Class B Common Stock and by virtue of his position of influence (direct and indirect) over the Company, may be deemed to be a "control person" of the Company within the meaning of the rules and regulations under the Securities Act of 1933, as amended.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Pursuant to an agreement between the Company and Sidney Swartz, the Company will pay to his wife for the three years following his death (or, if earlier, until her death) a monthly amount equal to Mr. Swartz' monthly salary at the time of his death, if Mr. Swartz should die while he is an employee of the Company.

     David Swartz serves as a member of the Company's Product Development Department and is the son of Sidney Swartz. The 1996 total compensation of David Swartz was approximately $85,900.

                             FINANCIAL INFORMATION

     The Company's 1996 Annual Report to security holders, which includes audited financial statements and other business information, was mailed to security holders of the Company on or about March 28, 1997, and is incorporated herein by reference.

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed by the Company with the Securities and Exchange Commission, may be obtained without charge by contacting the Investor Relations Department, The Timberland Company, 200 Domain Drive, Stratham, New Hampshire 03885 (telephone:
(603) 773-1212).

                      COMPLIANCE WITH SECTION 16(a) OF THE
                SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED

     Under the securities laws of the United States, the Company's directors, its executive officers and any persons holding more than 10% of the Class A Common Stock are required to report their ownership of Class A Common Stock and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file by these dates. All of these filing requirements were satisfied by such persons during and with respect to fiscal year 1996. In making this disclosure, the Company has relied solely on written representations of its directors, its executive officers and persons holding more than 10% of the Class A Common Stock and copies of the reports that these persons have filed with the Securities and Exchange Commission and furnished to the Company.

                                 OTHER BUSINESS

     The Board of Directors knows of no other matters to be presented at the Annual Meeting. If any additional matters should properly come before the Annual Meeting, it is the intention of the persons appointed as proxies in the enclosed proxy to vote such proxy in accordance with their judgment on any such matters.

                             STOCKHOLDER PROPOSALS

     Stockholders may present proposals for inclusion in the 1998 Proxy Statement and proxy relating to the 1998 Annual Meeting of Stockholders, provided they are received by the Secretary of the Company no later than December 19, 1997 and are otherwise in compliance with applicable Securities and Exchange Commission regulations.

                                                                      APPENDIX A

                             THE TIMBERLAND COMPANY

                              1997 INCENTIVE PLAN

1.  DEFINED TERMS

     Exhibit A, which is incorporated by reference, defines the terms used in the Plan.

2.  IN GENERAL

     The Plan has been established to advance the interests of the Company by giving selected Employees, directors and other persons (including both individuals and entities) who provide services to the Company or its Affiliates equity-based or cash incentives through the grant of Awards.

3.  ADMINISTRATION

     The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures (which it may modify or waive); and otherwise do all things necessary to carry out the purposes of the Plan. Once an Award has been communicated in writing to a Participant, the Administrator may not, without the Participant's consent, alter the terms of the Award so as to affect adversely the Participant's rights under the Award, unless the Administrator expressly reserved the right to do so in writing at the time of such communication. In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Administrator shall exercise its discretion consistent with qualifying the Award for such exception. The Administrator may delegate to senior management the authority to grant Awards, other than Awards to the Chief Executive Officer, the Chief Operating Officer, or any Senior Vice President.

4.  SHARES SUBJECT TO THE PLAN

     A. A total of 1,000,000 shares of Stock have been reserved for issuance under the Plan. The following shares of Stock will also be available for future grants:

          (i) shares of Stock remaining under an Award that terminates without having been exercised in full (in the case of an Award requiring exercise by a Participant for delivery of Stock);

          (ii) shares of Stock subject to an Award, where cash is delivered to a Participant in lieu of such shares;

          (iii) shares of Restricted Stock that are forfeited to the Company;

          (iv) shares of Stock tendered by a Participant to the Company as payment upon exercise of an Award; and

          (v) shares of Stock held back by the Company, or tendered by a Participant to the Company, in satisfaction of tax withholding requirements.

Stock delivered under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company and held in treasury. No fractional shares of Stock will be delivered under the Plan.

     B. The maximum number of shares of Stock for which Stock Options may be granted to any person over the life of the Plan shall be 1,000,000. The maximum number of shares of Stock subject to SARs granted to any person over the life of the Plan shall likewise be 1,000,000. For purposes of the preceding two sentences, the repricing of a Stock Option or SAR shall be treated as a new grant to the extent required under Section 162(m). The aggregate maximum number of shares of Stock delivered to any person over the life of the Plan pursuant to Awards that are not Stock Options or SARs shall also be 1,000,000. Subject to these limitations, each person eligible to participate in the Plan shall be eligible in any year to receive Awards covering up to the full number of shares of Stock then available for Awards under the Plan.

5.  ELIGIBILITY AND PARTICIPATION

     The Administrator will select Participants from among those key Employees, directors and other individuals or entities providing services to the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates. Eligibility for ISOs is further limited to those individuals whose employment status would qualify them for the tax treatment described in Sections 421 and 422 of the Code.

6.  RULES APPLICABLE TO AWARDS

     A.  ALL AWARDS

          (1) Performance Objectives. Where rights under an Award depend in whole or in part on attainment of performance objectives, actions by the Company that have an effect, however material, on such performance objectives or on the likelihood that they will be achieved will not be deemed an amendment or alteration of the Award unless accomplished by a change in the express terms of the Award or other action that is without substantial consequence except as it affects the Award.

          (2) Alternative Settlement. The Company retains the right at any time to extinguish rights under an Award in exchange for payment in cash, Stock (subject to the limitations of Section 4) or other property on such terms as the Administrator determines, provided the holder of the Award consents to such exchange.

          (3) Transferability of Awards. Except as the Administrator otherwise expressly provides, Awards (other than an Award in the form of an outright transfer of cash or Unrestricted Stock) may not be transferred other than by will or by the laws of descent and distribution. During a Participant's lifetime an Award requiring exercise may be exercised only by the Participant (or in the event of the Participant's incapacity, the person or persons legally appointed to act on the Participant's behalf).

          (4) Vesting, Etc. The Administrator may determine the time or times at which an Award will vest (i.e., become free of forfeiture restrictions) or become exercisable. Unless the Administrator expressly provides otherwise, an Award requiring exercise will cease to be exercisable, and all other Awards to the extent not already fully vested will be forfeited, immediately upon the cessation (for any reason, including death) of the Participant's employment or other service relationship with the Company and its Affiliates.

          (5) Taxes. The Administrator will make such provision for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements.

          (6) Dividend Equivalents, Etc. The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award.

          (7) Rights Limited. Nothing in the Plan shall be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a shareholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of employment or service for any reason, even if the termination is in violation of an obligation of the Company or Affiliate to the Participant.

          (8) Section 162(m). In the case of an Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Plan and such Award shall be construed to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exception.

     B.  AWARDS REQUIRING EXERCISE

          (1) Time And Manner Of Exercise. Unless the Administrator expressly provides otherwise, (a) an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a written notice of exercise (in form acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Award; and (b) if the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

          (2) Payment Of Exercise Price, If Any. Where the exercise of an Award is to be accompanied by payment, the Administrator may determine the required or permitted forms of payment either at or after the time of the Award, subject to the following: (a) unless the Administrator expressly provides otherwise, all payments will be by cash or check acceptable to the Administrator; and (b) where shares of Stock issued under an Award are part of an original issue of shares, the Award shall require an exercise price equal to at least the par value of such shares.

          (3) Reload Awards. The Administrator may provide that upon the exercise of an Award, either by payment of cash or (if permitted under Section 6.b.(2) above) through the tender of previously owned shares of Stock, the Participant or other person exercising the Award will automatically receive a new Award of like kind covering a number of shares of Stock equal to the number of shares of Stock for which the first Award was exercised.

          (4) ISOs. No ISO may be granted under the Plan after February 26, 2007, but ISOs previously granted may extend beyond that date.

     C.  AWARDS NOT REQUIRING EXERCISE

     Awards of Restricted Stock and Unrestricted Stock may be made in return for either (i) services determined by the Administrator to have a value not less than the par value of the awarded shares of Stock, or (ii) cash or other property having a value not less than the par value of the awarded shares of Stock plus such additional amounts (if any) as the Administrator may determine payable in such combination and type of cash, other property (of any kind) or services as the Administrator may determine.

7.  EFFECT OF CERTAIN TRANSACTIONS

     A.  MERGERS, ETC.

     In the event of (i) a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of a majority of the Company's then outstanding voting common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company's assets, or (iii) a dissolution or liquidation of the Company (any of the foregoing, a "covered transaction"), all outstanding Awards requiring exercise will cease to be exercisable, and all other Awards to the extent not fully vested (including Awards subject to performance conditions not yet satisfied or determined) will be forfeited, as of the effective time of the covered transaction; provided, however, that immediately prior to the consummation of such covered transaction the vesting or exercisability of Awards shall be accelerated unless, in the case of any Award, the Administrator provides for one or more substitute or replacement awards from, or the assumption of the existing Award by, the acquiring entity (if any) or its affiliates.

     The Administrator may provide in the case of any Award that the provisions of the preceding paragraph shall also apply to (i) mergers or consolidations involving the Company that do not constitute a covered transaction, or (ii) other transactions, not constituting a covered transaction, that involve the acquisition of the Company's outstanding Stock.

     B.  CHANGES IN AND DISTRIBUTIONS WITH RESPECT TO THE STOCK

     (1) Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company's capital structure, the Administrator will make appropriate adjustments to the maximum number of shares that may be delivered under the Plan under
Section 4.a. and to the maximum share limits described in Section 4.b., and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

     (2) Certain Other Adjustments. The Administrator may also make adjustments of the type described in paragraph (1) above to take into account distributions to common stockholders other than stock dividends or normal cash dividends, mergers, consolidations, acquisitions, dispositions or similar corporate transactions, or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder; provided, that no such adjustment shall be made to the maximum share limits described in Section 4.b., or otherwise to an Award intended to be eligible for the performance-based exception under Section 162(m), except to the extent consistent with that exception.

     (3) Continuing Application of Plan Terms. References in the Plan to shares of Stock shall be construed to include any stock or securities resulting from an adjustment pursuant to Section 7.b.(1) or 7.b.(2) above.

8.  CONDITIONS ON DELIVERY OF STOCK

     The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: the Company's counsel has approved all legal matters in connection with the issuance and delivery of such shares; if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock.

9.  AMENDMENT AND TERMINATION

     Subject to the last sentence of Section 3, the Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, or may at any time terminate the Plan as to any further grants of Awards; provided, that (except to the extent expressly required or permitted by the Plan) no such amendment will, without the approval of the stockholders of the Company, effectuate a change for which stockholder approval is required in order for the Plan to continue to qualify under Section 422 of the Code and for Awards to be eligible for the performance-based exception under Section 162(m).

10.  NON-LIMITATION OF THE COMPANY'S RIGHTS

     The existence of the Plan or the grant of any Award shall not in any way affect the Company's right to award a person bonuses or other compensation in addition to Awards under the Plan.

11.  GOVERNING LAW

     The Plan shall be construed in accordance with the laws of the State of New Hampshire.

                                                                       EXHIBIT A

                              DEFINITION OF TERMS

     The following terms, when used in the Plan, shall have the meanings and be subject to the provisions set forth below:

     "ADMINISTRATOR": The Committee, if one has been appointed; otherwise the Board.

     "AFFILIATE": Any corporation or other entity owning, directly or indirectly, 50% or more of the outstanding Stock of the Company, or in which the Company or any such corporation or other entity owns, directly or indirectly, 50% of the outstanding capital stock (determined by aggregate voting rights) or other voting interests.

     "AWARD": Any of the following:

          (i) Options ("Stock Options") entitling the recipient to acquire shares of Stock upon payment of the exercise price. Each Stock Option (except as otherwise expressly provided by the Committee consistent with continued qualification of the Stock Option as a performance-based award for purposes of Section 162(m), or unless the Committee expressly determines that such Stock Option is not subject to Section 162(m) or that the Stock Option is not intended to qualify for the performance-based exception under Section 162(m)) will have an exercise price equal to the fair market value of the Stock subject to the option, determined as of the date of grant, except that an ISO granted to an Employee described in
     Section 422(b)(6) of the Code will have an exercise price equal to 110% of such fair market value. The Administrator will determine the medium in which the exercise price is to be paid, the duration of the option, the time or times at which an option will become exercisable, provisions for continuation (if any) of option rights following termination of the Participant's employment with the Company and its Affiliates, and all other terms of the Stock Option. No Stock Option awarded under the Plan will be an ISO unless the Administrator expressly provides for ISO treatment.

          (ii) Rights ("SARs") entitling the holder upon exercise to receive cash or Stock, as the Administrator determines, equal to a function (determined by the Administrator using such factors as it deems appropriate) of the amount by which the Stock has appreciated in value since the date of the Award.

          (iii) Stock subject to restrictions ("Restricted Stock") under the Plan requiring that such Stock be redelivered to the Company if specified conditions are not satisfied. The conditions to be satisfied in connection with any Award of Restricted Stock, the terms on which such Stock must be redelivered to the Company, the purchase price of such Stock, and all other terms shall be determined by the Administrator.

          (iv) Stock not subject to any restrictions under the Plan ("Unrestricted Stock").

          (v) A promise to deliver Stock or other securities in the future on such terms and conditions as the Administrator determines.

          (vi) Securities (other than Stock Options) that are convertible into or exchangeable for Stock on such terms and conditions as the Administrator determines.

          (vii) Cash bonuses tied to performance criteria as described at (viii) below ("Cash Performance Awards").

          (viii) Awards described in any of (i) through (vii) above where the right to exercisability, vesting or full enjoyment of the Award is conditioned in whole or in part on the satisfaction of specified performance criteria ("Performance Awards"). The Committee in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) and Performance Awards that are not intended so to qualify. No more than $1,000,000 may be paid to any individual with respect to any Cash Performance Award. In applying the limitation of the preceding sentence:
     (A) multiple Cash Performance Awards to the same individual that are determined by reference to performance periods of one year or less ending with or within the same fiscal year of the Company shall be subject in the aggregate to one $1,000,000 limit, and (B) multiple Cash Performance Awards to the same individual that are determined by reference to one or more multi-year performance periods ending in the same fiscal year of the Company shall be subject in the aggregate to a separate limit of $1,000,000. With respect to any Performance Award other than a Cash Performance Award, Stock Option or SAR, the maximum award opportunity shall be 250,000 shares of Stock or their equivalent value in cash, subject to the limitations of Section 4.b. For the avoidance of doubt, any Performance Award of a type described in (i) through (vi) above shall be treated for purposes of this paragraph as a Performance Award that is not a Cash Performance Award, even if payment is made in cash.

          In the case of a Performance Award intended to qualify as performance-based for the purposes of Section 162(m) (other than a Stock Option or SAR with an exercise price at least equal to the fair market value of the underlying Stock on the date of grant), the Committee shall in writing preestablish a specific performance goal (based solely on one or more qualified performance criteria or a combination of qualified performance criteria) no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is required to qualify the award as performance-based under Section 162(m)). For purposes of the Plan, a qualified performance criterion is any of the following (determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business or geographical basis or in combinations thereof): (i) sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; gross margin; inventory level or turns; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; or other objective operating contributions; or (ii) acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) and refinancings; or other transactions that involve a change in the equity ownership of the Company. Prior to payment of any Performance Award (other than a Stock Option or SAR with an exercise price at least equal to the fair market value of the underlying Stock on the date of grant) intended to qualify as performance-based under Section 162(m), the Committee shall certify whether the performance goal has been attained and such determination shall be final and conclusive. If the performance goal with respect to any such Award is not attained, no other Award shall be provided in substitution of the Performance Award.

          (ix) Grants of cash, or loans, made in connection with other Awards in order to help defray in whole or in part the economic cost (including tax cost) of the Award to the Participant. The terms of any such grant or loan shall be determined by the Administrator.

Awards may be combined in the Administrator's discretion.

     "BOARD": The Board of Directors of the Company.

     "CODE": The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

     "COMMITTEE": A committee of the Board comprised solely of two or more outside directors within the meaning of Section 162(m). The Committee may delegate ministerial tasks to such persons (including Employees) as it deems appropriate.

     "COMPANY": The Timberland Company

     "EMPLOYEE": Any person who is employed by the Company or an Affiliate.

     "ISO": A Stock Option intended to be an "incentive stock option" within the meaning of Section 422 of the Code.

     "PARTICIPANT": An Employee, director or other person providing services to the Company or its Affiliates who is granted an Award under the Plan.

     "PLAN": The Timberland Company 1997 Incentive Plan as from time to time amended and in effect.

     "SECTION 162(M)": Section 162(m) of the Code.

     "STOCK": Class A Common Stock of the Company, par value $.01 per share.

                                                                       983-PS-97

                            THE TIMBERLAND COMPANY

                ANNUAL MEETING OF STOCKHOLDERS - MAY 16, 1997

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P       The undersigned hereby appoints Sidney W. Swartz and Jeffrey B. Swartz, and each of them, as attorneys and proxies, with the power of substitution,
R to represent and vote, as designated on the reverse side hereof, all shares of the Class A Common Stock of The Timberland Company (the
O "Company") at the Annual Meeting of Stockholders of the Company to be held at the headquaters of the Company, 200 Domain Drive, Stratham, New
X Hampshire 03885 on Friday, May 16, 1997, at 9:30 a.m. and at any adjournments thereof, which the undersigned could vote if present, in such
Y manner as they, or either of them, may determine on any matters which may properly come before the meeting or any adjournments thereof and to vote on the matters set forth on the reverse side hereof as hereinafter specified.

        Each share of Class A Common Stock entitles the holder of record thereof at the close of business on March 31, 1997 to one vote per share, and each share of Class B Common Stock entitles the holder of record thereof at the close of business on March 31, 1997 to ten votes per share. The holders of Class A Common Stock will vote separately as a class with respect to the election of two nominees for director, John F. Brennan and Abraham Zaleznik, and the holders of Class A Common Stock and the holders of Class B Common Stock will vote together as a single class with respect to the election of five nominees for director, Sidney W. Swartz, Jeffrey B. Swartz, Robert M. Agate, Ian W. Diery and John A. Fitzsimmons.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED TO FIX THE NUMBER OF DIRECTORS AT SEVEN, TO ELECT THE SEVEN NOMINEES AND TO APPROVE THE 1997 INCENTIVE PLAN AND, IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS NOT NOW KNOWN AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.
                                                                   -----------
     (CONTINUED AND TO BE DATED AND SIGNED ON THE REVERSE SIDE)    SEE REVERSE
                                                                       SIDE
                                                                   -----------


[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.


    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES AND FOR PROPOSAL 2.
    1. To fix the number of directors at seven for the coming year,      2. To approve The Timberland Company 1997 Incentive Plan.
       subject to further action by the Board of Directors as
       provided in the By-Laws, and to elect the following nominees:                                  FOR     AGAINST     ABSTAIN
       Sidney W. Swartz, Jeffrey B. Swartz, Robert M. Agate,                                          [ ]       [ ]         [ ]
       John F. Brennan, Ian W. Diery, John A. Fitzsimmons
       and Abraham Zaleznik.

                        FOR             WITHHELD
                        [ ]               [ ]

       [ ] ______________________________________
         For all nominees except as noted above
                                                                                   MARK HERE   [ ]
                                                                                 FOR ADDRESS
                                                                                  CHANGE AND
                                                                                NOTE AT LEFT

                                                                         Please sign here personally, exactly as your name is
                                                                         printed on your stock certificate. If the stock is
                                                                         registered in more than one name, each joint owner or
                                                                         each fiduciary should sign personally. Only authorized
                                                                         officers should sign for a corporation.

Signature:___________________________ Date: __________________  Signature:___________________________ Date: __________________

